Exhibit 10.13

AMENDMENT #4

This amendment of lease is made on January 17, 2011 between SUNTREE GARDENS, LLC (“Lessor”) and SORRENTO THERAPEUTICS, INC., A DELAWARE CORPORATION (“Lessee”).

I.	Recital: This amendment of lease is made with reference to the following facts and objectives:

A.	Sorrento Therapeutics, Inc., a Delaware Corporation (Lessee), and Suntree Garden, LLC (Landlord) are parties to that certain lease made and entered into as of July 28, 2009 (“Original Lease”), and amended on August 1, 2009 (First Amendment), and on October 1, 2009 (Amendment #2), and amended on November 11, 2010 (Amendment #3) relating to the Premises located in the Building at 6042 Cornerstone Court West, San Diego, CA 92121.

B.	The parties to the lease desire to amend the lease to add additional space.

C.	Now, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree and modify the lease as follows:

II.	Increase in premise: The premises was increased by approximately 1,455 square feet in Amendment #3 (the “Initial Additional Space”). The parties desire to increase the premises further by approximately 626 square feet in this Amendment #4 (the “Additional Space”). The “Combined Additional Space” is therefore revised to be 2,081 square feet.

III.	The lease term for the Combined Additional Space shall be 44 months, (a) commencing on the later to occur of (i) February 1, 2011 and (ii) the substantial completion of Tenant Improvements (as defined below) to Lessee’s reasonable satisfaction, and (b) terminating on September 30, 2014.

IV.	The base rent structure for the Combined Additional Space is:

Period	Base rent per SF	Monthly Base Rent
2/1/2011* – 9/30/2011	$1.03	$2,143.43
10/1/2011 – 9/30/2012	$1.06	$2,205.86
10/1/2012 – 9/30/2013	$1.09	$2,268.29
10/1/2013 – 9/30/2014	$1.12	$2,330.72

*	Contingent upon the substantial completion of Tenant Improvements to Lessee’s reasonable satisfaction.

V.	Lessee’s share of Operating Expense shall be increased to include the Combined Additional Space.

VI.	UTILITIES: Lessee shall pay for gas and electricity for the Combined Additional Space. Water and trash removal are included in the CAM charges.

VII.	Landlord shall provide four lab benches in the Additional Space, one L-shaped lab bench against the wall in the Initial Additional Space, and associated water pipings and sinks and electrical wirings and power supplies for the benches, new paint for the entire Combined Additional Space, and new carpet for the Initial Additional Space (collectively, the “Tenant Improvements”).

VIII.	Section 1.2(b) of the Original Lease is hereby amended and restated as follows:

“Parking: 9 unreserved and 13 reserved vehicle parking spaces at a monthly cost of $0 per unreserved space and $0 per reserved space. (See Paragraph 2.6)”

IX.	Effectiveness of Lease: Except as set forth in this executed Amendment #4 to the Lease, all other terms and conditions of the Original Lease, as amended by First Amendment and Amendment #2, between the parties described above shall continue in full force and effect. The terms and conditions of Amendment #3 are in full force and effect until the commencement of this Amendment #4.

In witness thereof, the parties hereto execute this agreement on the dates indicated below:

Lessor		Lessee

SUNTREE GARDEN, LLC.		SORRENTO THERAPEUTICS, INC., a Delaware Corporation

By:	/s/ David Wen	By:	/s/ Henry Ji
Title:	Managing Member	Title:	CSO
Date:	1/17/2011	Date:	Jan 17, 2011

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